Exhibit 99.1

Loudeye Appoints IFPI Chairman Emeritus Jason Berman to Its Board of Directors

Berman Brings 30 Years of Music Industry Experience Including 10 Years as President of the RIAA

Seattle, WA — April 13, 2005 — Loudeye Corp. LOUD, a worldwide leader in business-to-business digital media solutions, today announced the appointment of Jason S. Berman, chairman emeritus of the International Federation of Phonographic Industries, or IFPI, to Loudeye’s board of directors.

“We are extremely pleased to have Jay join the Loudeye board,” said Anthony Bay, Loudeye’s chairman of the board. “Loudeye plays an important and growing role as a leading technology and services partner for the music industry. Jay’s knowledge, experience and relationships resulting from 30+ years in the media and entertainment industry, combined with more than 15 years leading the two primary global music industry trade associations, will help ensure Loudeye’s continued success in the global digital music market and enable us to build closer relationships with key content owners and rights holders.”

Since January 2005, Berman has served as Chairman Emeritus of the IFPI, the trade organization of the international recording industry whose members comprise more than 1,500 record producers and distributors worldwide. From January 1999 to December 2004, Berman served as Chairman and CEO of the IFPI. Prior to joining the IFPI, Berman served as President of the Recording Industry Association of America, RIAA, beginning in 1987, and as Chairman beginning in 1992, positions he held through May 1998. Berman also served as Special Counsel for Trade to President Clinton in the fall of 1998. Since February 2005, he has served on the Board of Musicloads.

“Digital distribution is rapidly changing the way consumers discover, access and purchase recorded music. Loudeye has established a leadership role in facilitating this market and helping content owners leverage this new channel in their business,” said Jason Berman, chairman emeritus of the International Federation of Phonographic Industries. “I look forward to working closely with Loudeye’s board and executive management team to help execute on the company’s global music strategy.”

As a result of Berman’s appointment as a director and as a member of Loudeye’s audit committee, Loudeye has regained compliance with The Nasdaq Stock Market’s independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350, which include that Loudeye’s board must consist of a majority of independent directors and Loudeye must have at least three independent directors on its audit committee.

About Loudeye Corp.
 Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements
 This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov . Loudeye assumes no obligation to update the forward-looking statements.

Contacts
 Media/Public Relations: Karen DeMarco, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com